Exhibit 10.39

Wells Fargo Trade Capital
100 Park Avenue
New York, NY 10017
212 703-3500
212 703-3520 Fax

February 18, 2010

Mr. Lance Arneson

Rafaella Apparel Group, Inc.

1411 Broadway

New York, NY 10018

Re: Amendment

Dear Mr. Arneson:

Reference is made to the Factoring Agreement between RAFAELLA APPAREL GROUP, INC. (“Client”) and WELLS FARGO TRADE CAPITAL, LLC (“Factor”), bearing the effective date of December 19, 2008 (as amended or otherwise modified, the “Factoring Agreement”).

Anything in the Factoring Agreement to the contrary notwithstanding:

1.           The commission which Client is obligated to pay to Factor on Client’s invoices dated on or after February 16, 2010 owing by the customer(s) specified on Schedule A annexed hereto (each, a “Surcharge Customer”) which are credit approved by Factor, in Factor’s sole discretion, and are on selling terms not exceeding the selling terms set forth on Schedule A for such Surcharge Customer (each, a “Special Approved Invoice”) shall be the rate set forth in the Factoring Agreement plus the surcharge set forth on Schedule A for such Surcharge Customer.

2.           Without limiting Factor’s right to charge Client’s account with Factor for all other Obligations (as defined in the Factoring Agreement), Factor shall charge Client’s account for the Credit Loss Percentage of Credit Losses as set forth on Schedule A arising from sales to a Surcharge Customer as and when such Credit Losses are incurred by Factor. For the purposes of this letter agreement, the term “Credit Losses” shall mean the aggregate net amount of any Special Approved Invoice which remains wholly or partially unpaid solely and exclusively from the financial inability of the applicable Surcharge Customer to pay the Special Approved Invoice at maturity.

3.           Factor may at any time terminate this letter agreement by giving Client at least 10 days prior notice of termination. Such termination will not affect Client’s or Factor’s rights hereunder with respect to any Special Approved Invoice created on or before the effective date of such termination, and the Factoring Agreement will continue in full force and effect in accordance with the terms thereof, but this letter agreement shall not apply to any invoices created after the effective date of such termination by Factor.

4.              Whether or not Factor terminates this letter agreement, Factor shall be under no obligation at any time to credit approve any of Client’s invoices to any Surcharge Customers.

5.           In addition, the first sentence of paragraph 9.1 of the Factoring Agreement is amended to read as follows:

“9.1 Term. This Agreement shall begin as of the effective date hereof and shall continue until December 19, 2011 and thereafter shall be automatically renewed from year to year unless terminated as of December 19, 2011 or any anniversary thereof by Client giving Factor at least sixty (60) days prior written notice by registered or certified mail, return receipt requested.”

6.           This letter agreement amends, restates and supersedes in the entirety any other agreement or understanding, whether written or oral, regarding surcharges heretofore entered into between Factor and Client.

Except as herein amended or modified, the Factoring Agreement is hereby ratified and confirmed.

Very truly yours,

WELLS FARGO TRADE CAPITAL, LLC

/s/ John Szwalek
John Szwalek
Senior Vice President

AGREED:

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Lance D. Arneson
	Lance D. Arneson	2/26/10

Title:	CFO